UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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ADVANCED LIFE SCIENCES HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

GEORGE P. NOTTINGHAM
GROUNDWORKS OF PALM BEACH COUNTY, INC.

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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On February 20, 2009, George P. Nottingham and Groundworks of Palm Beach County, Inc. sent the following letter to the Board of Directors of Advanced Life Sciences Holdings, Inc.:
February 20, 2009
Board of Directors
Advanced Life Sciences Holdings, Inc.
1440 Davey Road
Woodridge, Illinois 60517
Dear Board of Directors:
As a material stockholder of Advanced Life Sciences Holdings, Inc. (the “Company”), I am requesting that you either amend or withdraw your unwarranted proposal to increase by 300% the authorized common stock of the Company. I currently beneficially own, directly and indirectly through my corporation Groundworks of Palm Beach County, Inc. (“Groundworks”), approximately 5.74% of the common stock of the Company, and have, therefore, made a significant financial investment in the survival and eventual growth of the Company. Consequently, it was with dismay that I reviewed the Company’s request to increase by 300% the authorized common stock
As disclosed in the Schedule 13D I filed today with the SEC, I acquired my Company shares over a period of approximately ten months for investment purposes. However, upon review of the Company’s preliminary proxy statement filed with the SEC on February 6, 2009 (the “Preliminary Proxy Statement”), I have significant objections to the proposal pursuant to which the Company intends to seek approval of an amendment to its Amended and Restated Articles of Incorporation to increase the number of authorized shares from 65,000,000 to 185,000,000, including an increase in the number of authorized shares of common stock from 60,000,000 to 180,000,000 (the “Proposal”). Based on the objections that I fully explain in this letter, I, on behalf of myself and Groundworks, hereby request that the Company remove or amend the proposal.
I have significant concerns regarding this proposal stemming from both the size of the increase and the fact that the Board has not provided sufficient information as to how it intends to use this exorbitant amount of shares. I believe that a proposal seeking an increase of 120,000,000 additional new shares underlies the problematic issues that the Company is facing. While I understand that the current economic conditions, combined with delays in the NDA filing, have placed the Company in a difficult liquidity situation, I do not believe that you have justified the necessity of increasing by 300% the Company’s authorized common stock. I recognize that the Company currently has some need to increase its authorized common stock to generate sufficient funding for its operations through July 2009, when it expects to receive FDA approval of Cethromycin for use in community acquired pneumonia (“CAP”) and to allow for a small time cushion thereafter during which the Company finalizes commercial relationships. However, you have not provided sufficient explanation as to why a more reasonable increase of 60,000,000 shares would not provide you sufficient liquidity to accomplish these near term goals. In fact, the business purpose for the authorization that is stated in the Preliminary Proxy Statement is vague and unclear. In the Preliminary Proxy Statement, the Company lists several types of transactions in which the additional shares may be issued, but the Company does not state whether it has any specific plans for the shares or to whom they would be issued, whether it be to affiliates of the Company or to existing stockholders. Considering the precarious state of the Company under your stewardship, a state that I acknowledge has been somewhat exacerbated by market conditions, I believe that stockholders should have more information regarding the proposed use of any newly authorized shares.

Second, I believe that the proposed exorbitant increase in authorized shares gives the Board of Directors too much discretion as to how the shares will be issued. This is particularly the case since the Company’s shares are currently subject to possible delisting by the Nasdaq Capital Market for failure to satisfy Nasdaq’s market capitalization requirements. If the shares are delisted, the Company would not be subject to Nasdaq’s protective rules, such as those that require stockholders to approve an issuance of shares that would result in a change of control or the issuance of more than 20% of the outstanding shares. An increase of 60,000,000 shares at $0.25 would generate an additional $15.0 million in cash proceeds. Does the Board intend to use more than $15.0 million of stockholders’ money before it receives notification from the FDA? According to the Post-Effective Amendment No. 1 to Form S-3 on Form S-1 filed by the Company with the SEC on February 13, 2009, the Standby Equity Distribution Agreement that the Company has executed with YA Global Investments, L.P. will result in approximately $0.11 per share dilution to all existing stockholders if the 10,361,251 shares covered by the registration statement are sold to YA Global at $0.29. That steep level of dilution may be necessary between now and August 2009 to keep the Company afloat until it receives notice from the FDA. However, I do not believe that we should permit the Board to continue these hugely dilutive transactions beyond August 2009.
If the Company receives an FDA approval for the use of Cethromycin in CAP, the Company will be in the position to, as you state in your 10-K, “raise additional capital by licensing [the Company’s] lead compound, Cethromycin, to commercial partners”, which would not involve the necessity of significant equity issuances. However, if the Company does not receive approval, I believe that stockholders should have the opportunity to vote upon any transactions that would result in significant dilution. I do not believe that stockholders should provide the current board of directors the excessive level of discretion that would permit them to remain entrenched if the Company does not receive an FDA approval for Cethromycin. Instead, it would be prudent, if it must be done at all, to first request authorization of 60,000,000 new shares, and, if there is a need for additional shares, return to the stockholders, the true owners of the Company, and justify the additional 60,000,000 shares at a later date.
Finally, I believe that the Preliminary Proxy Statement does not provide sufficient information regarding the risks of increasing the authorized shares. The issuance of additional shares of common stock will have a dilutive effect on earnings per share and on stockholders’ equity and voting rights. Furthermore, future sales of substantial amounts of common stock, or the perception that these sales might occur, could adversely affect the prevailing market price of the Company’s common stock.

In addition to the dilutive effect, the existence of the additional authorized shares could have the effect of discouraging unsolicited takeover offers, which could in turn limit stockholder value by eliminating the takeover or control premium for the Company’s shares.
I believe the anti-takeover effect of the Proposal is a significant risk to stockholders, particularly since the low price of the Company’s shares has, I believe, limited the ability of stockholders to obtain value for their shares outside the context of an acquisition by a third party.
I desire a degree of compromise with you and appreciate the hard work you have put into reaching this point. I recognize your personal contributions to the business and note the substantial commitment Dr. Flavin has made to the Company via his loan to the Company of $2 million. However, I believe that your program is well behind the timeline you had outlined and represented to your investors and therefore, your performance of the goals you set and the timelines to which you professed are at least partially responsible for the precarious financial position we now find ourselves in. I agree that the authorization of some new shares, while highly dilutive, is necessary at this point, but ask that you amend the Proposal to increase the number of authorized shares to only 125,000,000, including 120,000,000 of common stock.
If the Proposal is not removed or amended, I, on behalf of myself and Groundworks, plan to file with the SEC, and disseminate to Company stockholders, a proxy statement soliciting proxies from stockholders of the Company to vote against the Proposal at the Annual Meeting. I do not intend to solicit proxies against the Company’s other proposals listed in the Company’s Preliminary Proxy Statement, specifically the election of directors and the ratification of auditors.
Thank you for taking the time to consider my objections to the Proposal. I sincerely hope you will act now to remove or amend the Proposal for consideration at the Annual Meeting. I am available to discuss these issues with you at your convenience.
Sincerely,
George P. Nottingham
GROUNDWORKS OF PALM BEACH COUNTY, INC.

By:	George P. Nottingham Name: George P. Nottingham Title: President

ADDITIONAL INFORMATION AND WHERE TO FIND IT
If the participants engage in a solicitation of proxies against the proposal to amend the Company’s amended and restated articles of incorporation to increase the number of authorized shares, a proxy statement and other materials will be filed by the participants with the SEC. WE URGE INVESTORS TO READ THE PROXY STATEMENT AND THESE OTHER MATERIALS CAREFULLY WHEN AND IF THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.
Investors will be able to obtain free copies of the proxy statement (when and if available) as well as other filed documents containing information about the participants at http://www.sec.gov, the SEC’s Web site. Free copies of the participants’ SEC filings will also be available by directing a request to D.F. King & Co., Inc., 48 Wall Street, New York, NY 10005, Tel: (212) 493-6920 or (800) 859-8508.
PARTICIPANTS IN THE SOLICITATION
Groundworks and George Nottingham may be deemed, under SEC rules, to be participants in the solicitation of proxies from the Company’s stockholders against the proposal. Groundworks and George Nottingham beneficially own approximately 5.74% of the outstanding common stock of the Company. More detailed information regarding the participants’ direct or indirect interests by securities holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with the SEC in connection with solicitation of proxies against the proposal.